EXHIBIT 99.2

Note: Readers should refer to the audio replays, when available, on our website (www.smtc.com) for clarification and accuracy.

Second Quarter 2018

Conference Call Prepared Remarks

Operator

Good day, ladies and gentlemen, and welcome to the SMTC Second Quarter 2018 Earnings Call. (Operator Instructions) As a reminder, this conference call will be recorded.

I would now like to introduce your host for today's conference, Mr. Blair McInnis, Vice President of Finance. You may begin.

Blair McInnis

Thank you. Before we begin the call, I'd like to remind everybody that the presentation will include statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties. The company cautions that actual performance will be affected by a number of factors, many of which are beyond the company's control, and that future events and results may vary substantially from what the company currently foresees. Discussion of the various factors that may affect future results is contained in the company's annual report on Form 10-K, on form 10-Q, and subsequent reports on Form 8-K and other filings with the Securities and Exchange Commission. All forward-looking statements are made as of the date of this call. And except as required by law, we do not intend to update this information. This conference call will also be available for audio replay in the Investor Relations section of SMTC's website at www.smtc.com.

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I will now pass the call over to Eddie Smith, the company's President and Chief Executive Officer.

Edward J. Smith

Thank you, Blair. Welcome, and good morning. Ladies and gentlemen, I'm Eddie Smith, SMTC's President and Chief Executive Officer. One this call with me today is Steve Waszak SMTC's CFO; and Richard Fitzgerald, our COO.

I am pleased to report that we are exceeding our business plan and our focus is now on accelerating our growth. After the close of the market yesterday, we reported results for our second quarter of 2018, at the high end of our preannouncement on July 23rd. We finished the quarter with $44.5 million in revenue, up 34.8% from comparable quarter last year and 19.8% from the prior quarter. Adjusted gross margin improved from 9.5% to 9.8%, while adjusted EBITDA was $1.6 million which is $5.2 million higher compared to the second quarter of 2017.

The past year has been important for us as the team here has clearly made significant progress in achieving a higher level of operational and financial performance from the top to bottom line. In addition to announcing terms of our Rights Offering in a press release two weeks ago, we provided financial guidance for the remaining quarters of 2018. While we do not intend to provide forward guidance on an ongoing basis, we wanted to ensure that Stockholders considering participating in the Rights Offering had that information. Steve will provide the specifics of that guidance later in the call but let me just say we believe we have sufficient visibility and confidence in our ability to achieve that guidance with our current plant capacity.

During the second quarter we added two new customers and further expanded programs with existing customers. We continue to see strong demand from both existing and new customers with growth in our semiconductor, test/measurement and medical business lines. Our backlog barring any further tightening of the supply chain by electronic component suppliers should support revenue growth in excess of 25 percent for the full year in 2018 over 2017, and positive year-over-year trends for our adjust gross margins and EBITDA metrics.

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We remain intensely focused on crisp execution of our business plan with detailed attention to operational excellence, industry-leading quality metrics and superior customer on-time delivery. Our Fremont and China sites earned a profit for the first time in seven quarters collectively. Both sites have won new clients, while improving our efficiencies. Our Chihuahua Mexico site continues to be a showcase, especially in light to the 301 tariff concerns which we are carefully monitoring, and the leveling of the playing field against China specifically, with labor rates continuing to increase in China rapidly.

Our supply chain and operations teams are continuing to drive further improvements to meet our customers' commitments despite reports of industry challenges resulting from increasing demands for certain components, including MLCCs or multi-layer ceramic capacitors. We now support the needs of 17 customers using some version of a kan-ban, which is a highly-efficient, lean, just-in-time manufacturing program.

While we are pleased with our progress to-date, we have much more to do to capitalize on the opportunities I see for SMTC. To achieve our vision, we're continuing to seek additional programs at our existing customers as well as continuing to secure new customers. And we are on track to achieve our AS9100 accreditation in our Fremont, CA facility this quarter which will provide an opportunity for us to expand into the Avionics, Aerospace, and Defense markets.

We will also explore M&A opportunities that provide synergistic benefits and/or high-value end markets to accelerate our growth and enhance shareholder value.

I'll now hand the call over to Steve to review the financial details, and then come back with some additional comments. Welcome, Steve

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Steve Waszak

Thank you, Eddie, and good morning, everyone. Thank you for joining us this morning. The revenue for the second quarter was $44.5 million compared to $33.0 million for the same quarter in 2017. $1.3 million of this revenue reported in the second quarter of 2018 was due to the impact of a new revenue accounting recognition standard, ASC 606. The remainder of our 35% same quarter year-over-year growth in revenue was a result of increased orders from existing and new customers added over the last three quarters. With our expanding revenues, the company has three 10% customers, accounting for 34.8% of total revenues We saw year-over-year increases to customers in industrial, power, energy, electronic payment processing and medical industry sectors. Revenues from customers in the networking and communications sectors saw slight declines over the same period a year ago.

Gross profit for the second quarter was $4.3 million or 9.6% of revenue compared to $1.4 million or 4.3% of revenues in the same quarter in 2017. That said, adjusted gross profit in the second quarter, which excludes the impact of unrealized foreign exchange gains or losses, was $4.4 million or 9.8% as a percentage of revenues compared to $1.1million or 3.4% the same quarter in 2017.

Operating expenses, which is comprised of selling, administrative and general costs, were $3.6 million in the second quarter of 2018, $463 thousand or 11.3% lower than the $4.1 million were recorded in the same quarter of 2017.

Further, the company reported a net loss was $97,000 for the second quarter compared to a net loss of $6 million in the same period a year ago. Adjusted EBITDA was positive $1.6 million in the second quarter of 2018 compared to a negative $3.6 million in the same quarter a year ago. This increase in the second quarter compared to the same period in the prior year was due to improvements in adjusted gross profit from higher revenue, improved margins and cost-reduction efforts. In addition, the second quarter of 2017 included certain impairment and increased bad debt and excess inventory provisions not incurred during the same period in 2018.

Now before I return the call back to Eddie, I'll comment on a few balance sheet items and provide guidance for the third quarter including opportunities and comment on the rights offering.

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At the end of the second quarter, we had

•	$2.0 million in cash;

•	$19.7 million net debt with $10.5 of funds available to borrow under our revolving credit line with PNC;

•	$2.7 million was utilized in cash flows from operations in the quarter, primarily to support working capital growth for accounts receivable and inventory for support expanding revenues in the current quarter and future quarters;

•	Our cash-to-cash cycle was 61 days as compared with 63 days in prior quarter, with DSO of 61 days and DPO of 74 days;

•	And Inventory turnover on annualized basis was 5.0 times for the second quarter 2018.

On July 23 we issued a press release that announced the terms of $13 million Rights Offering to holders of our common stock of record at the close of business on that date. Stockholders should carefully read the Prospectus Supplement, which can be found on our and the SEC’s website at www.sec.gov, because it contains important information, including timing on how to exercise and pay for the rights exercised. Unless the Company extends the offering period, all rights will expire if not exercised by 4:00 PM on August 22, 2018.

As we indicated in the July 23rd press release, we received commitments from Red Oak Partners LLC, and Wynnefield Funds, two of our largest stockholders, as well as with other members of the board of directors, members of the executive management team, and other outside investors who in aggregate have committed to fund more than $13 million, subject to prorations imposed in the Rights Offering.

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As Eddie mentioned earlier while we do not intend to provide forward guidance on an ongoing basis, we did provide guidance in the July 23rd press release to ensure that Stockholders considering participating in the Rights Offering had that information needed to make the decision. For those who did not see that press release, let me quickly summarize the Q3 and Q4 guidance we provided:

•	Q3 2018 revenue will range between $48 to $51 million, up from $34.4 million in the same quarter a year ago with adjusted EBITDA projected to range between $1.9 to $2.2 million, up from $1.1 million in Q3 2017.

•	Q4 2018 revenue ranging between $48 to $51 million, up from $38.6 million in the same quarter a year ago with adjusted EBITDA projected to range between $2.0 to $2.5 million, up from $1.2 million in Q4 2017.

For the full year 2018, we expect to see revenue ranging between $178 to $184 million, up 28% to 32% over 2017 levels, we could currently have capacity to support customer demand in excess of $200 million a year.

Let me wrap up my comments by reiterating Eddie’s comments that we are driving your company to achieve operational excellence in all phases, including our financial metrics. As such, we remain focused on making additional working capital management improvements to accelerate efforts to strengthen our balance sheet as we remain focused on improving both the top and bottom lines.

Now I'd like to hand the call back to Eddie to provide some additional comments before we open for questions.

Edward J. Smith

Thanks, Steve. Let me conclude by saying the global demand trends remain strong and, we believe, we are taking market share at existing customers and are poised to win over new customers. Our focus on operational excellence is paying off and is allowing us to mitigate the impacts thus far from component shortages that others may have reported.

In short, we remain on track with our strategic goals, and are, in fact, exceeding our annual business plan. We had a strong Q2, with year-over-year growth in revenue, adjusted gross margin and adjust EBITDA. The outlook for the balance of the year looks strong and we expect to achieve revenue growth in excess of 25 percent for the full year in 2018 over 2017, barring any unforeseen disruptions in the supply chain or impacts from tariff impositions.

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I look forward to reporting on future earnings call our continued progress towards making SMTC a stronger company that delights its customers with superior service and rewards its stockholders with enhanced shareholder value.

With that, let's take questions from those on the call today.

Q&A

Eddie Smith

Thank you, operator.

I would like to remind you that we will be participating at the Canaccord Genuity 38th Annual Growth Conference in Boston tomorrow. Information about this event is posted on the Investor Relations section of our website.

In closing, I want to thank our employees, leadership team, business partners, distributors and our investors for their support and look forward to reporting our progress over the next several quarters. Thank you.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.

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